Exhibit 99.1


      ViewCast Announces Second Quarter 2003 Financial Results;
   Revenue increased 147% Over the Same Period in the Previous Year


    DALLAS--(BUSINESS WIRE)--Aug. 13, 2003--ViewCast Corporation (OTCBB:VCST), a leading global provider of high-quality audio and video communications for businesses and media enterprises, today reported financial results for the second quarter ended June 30, 2003.
    Revenues for the second quarter of 2003 were $4.8 million, an increase from the $4.6 million reported in the preceding quarter and the $1.9 million reported in the second quarter of fiscal 2002. The net loss for the second quarter of 2003 was $787,000 or ($0.05) per share, compared to $821,000 or ($0.05) per share in the first quarter of 2003, and $338,000 or ($0.03) per share in the second quarter of fiscal 2002. The second quarter of 2002 included a gain of approximately $1.1 million from the sale of securities with no comparable transaction during the same period in 2003. Excluding the one-time gain reported in 2002, the net loss for the second quarter of 2003 would be a 44.2% improvement over the same period in 2002.
    Total operating expenses for the second quarter of 2003 were $2.5 million, a decrease from the $2.6 million reported in the preceding quarter. Excluding IT service operating expenses of $634,000, operating expenses for the second quarter of 2003 declined 19% from the $2.3 million reported for the second quarter of fiscal 2002, which had no comparable IT service operating expenses.
    "We experienced significant revenue growth for the second quarter over the same period in fiscal 2002 primarily from our IT services operation acquired last October," said George Platt, President and Chief Executive Officer. "New appointments in our distribution channel and the announcement of new products during the second quarter are expected to enhance future growth. We appointed a large reseller network in North America and appointed one of the largest specialty distributors of video communications products in the U.K. as new ViewCast distribution partners. Both partners have established relationships with value-added resellers, IP network resellers and system integrators that should assist in broadening our customer base and extending our sales channels domestically and abroad."
    Platt continued, "At NAB 2003, we announced a series of cards and systems designed for high-performance streaming. The Osprey-230, Opsrey-560 and Niagara PowerStream are targeted toward internal corporate video communications to meet the demanding requirements of the newest version of Microsoft's Windows Media encoding technology. We began shipping the Osprey-230 and the Niagara PowerStream during the latter part of April and the Osprey-560 cards in May. Based on feedback, these products have been extremely well-received by the market and our customer base."
    "The second quarter builds upon the progress obtained in the first quarter of 2003 and demonstrates favorable trends for the company through sequential revenue growth, continued reduction in operating expenses and increasing our cash position," said Laurie Latham, Chief Financial Officer. "Although we have not yet achieved our goal of profitability, we continue to advance toward realizing this objective and are encouraged by the momentum we see in the current quarter."

    About ViewCast Corporation

    ViewCast develops a variety of software, hardware and services for network audio and video communications, including Osprey(R) Video capture cards, Niagara(TM) streaming encoders/servers and Viewpoint VBX switches and gateway, and provides professional IT services through its wholly owned subsidiary Delta Computec Inc.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt and Laurie Latham and those regarding business outlook, contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued significant losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; the ability to integrate the assets and operations of DCi into the operations of ViewCast; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

    All trademarks are property of their respective holders.



                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                              (Unaudited)
               (In thousands - except per share amounts)

                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                                2002     2003        2002       2003
                          ----------- -------- ----------- ----------
Net sales                     $1,942   $4,797      $3,565     $9,426
Cost of goods sold               869    2,841       1,672      5,462
                          ----------- -------- ----------- ----------
Gross profit                   1,073    1,956       1,893      3,964
Total operating expenses       2,295    2,493       4,787      5,090
                          ----------- -------- ----------- ----------
Operating loss                (1,222)    (537)     (2,894)    (1,126)
Total other
 income(expense)                 884     (250)        669       (482)
                          ----------- -------- ----------- ----------
Net loss                       $(338)   $(787)    $(2,225)   $(1,608)
                          =========== ======== =========== ==========

Net loss per common share:
Basic and diluted             $(0.03)  $(0.05)     $(0.14)    $(0.10)
                          =========== ======== =========== ==========

Weighted average number of
common shares outstanding:    20,529   20,615      19,715     20,588



    CONTACT: ViewCast Corporation, Dallas
             Laurie Latham, 972-488-7200
                 or
             Shelton Investor Relations
             Investor Relations
             Stephanie Elwood, 972-239-5119 x115
             selwood@sheltongroup.com